Exhibit 21.1

Subsidiaries of the Registrant

1.

The Company’s wholly owned subsidiary, Chance High International Limited, a British Virgin Islands company (“Chance High”);

2.

Chance High’s wholly owned subsidiary, YantaiNirui Pharmaceutical Co., Ltd., a PRC company (“WOFE”);

3.

the WOFE’s variable interest entity, YantaiBohai Pharmaceuticals Group Co., Ltd., a PRC company (“Bohai”), which is the Company’s  initial operating subsidiary; and

4.

WOFE’s wholly owned subsidiary, YantaiTianzheng Pharmaceutical Co., Ltd., a PRC company (“YantaiTianzheng”), which the Company acquired in August 2011 and is the Company’s second operating subsidiary.

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